                            SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES EXCHANGE ACT OF 1934


Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_] Preliminary Proxy Statement            [_] Confidential, for Use of the
                                               Commission Only (as permitted by
[X] Definitive Proxy Statement                 Rule 14a-6(e)(2))

[_] Definitive Additional Materials

[_] Soliciting Material Pursuant to (S)240.14a-11(c) or (S)240.14a-12


                            MILLER INDUSTRIES, INC.
    ------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)



Payment of Filing Fee (Check the appropriate box):

[X] No Filing Fee Required.

[_] Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

    (1) Title of each class of securities to which transaction applies:

    --------------------------------------------------------------------------

    (2) Aggregate number of securities to which transaction applies:

    --------------------------------------------------------------------------

    (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

    --------------------------------------------------------------------------

    (4) Proposed maximum aggregate value of transaction:

    --------------------------------------------------------------------------

    (5) Total fee paid:

    --------------------------------------------------------------------------

[_] Fee paid previously with preliminary materials.

[_] Check box if any part of the fee is offset as provided by Exchange Act Rule
    0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

    (1) Amount Previously Paid:

    --------------------------------------------------------------------------

    (2) Form, Schedule or Registration Statement No.:

    --------------------------------------------------------------------------

    (3) Filing Party:

    --------------------------------------------------------------------------

    (4) Date Filed:

    --------------------------------------------------------------------------

Notes:

                                     LOGO
                    OF MILLER INDUSTRIES, INC. APPEARS HERE

                              3220 POINTE PARKWAY
                                   SUITE 100
                            NORCROSS, GEORGIA 30092
                                (770) 446-6778

                   NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

  The Annual Meeting of Shareholders of Miller Industries, Inc. (the "Company") will be held at 11:00 a.m. (Eastern Time), on Friday, August 29, 1997 at the Hilton Northeast Atlanta, 5993 Peachtree Industrial Boulevard, Norcross, Georgia, for the following purposes:

    1. To elect two (2) directors to hold office for a term of three (3) years or until their successors are duly elected and qualified;

    2. To consider and act upon a proposal to amend the Company's Charter to provide that all directors are elected on an annual basis, commencing with the Annual Meeting in 1998.

    3. To consider and act upon a proposal to ratify the appointment of Arthur Andersen, LLP as the independent accountants of the Company; and

    4. To transact such other business as may properly come before the meeting or any adjournment thereof.

  Only shareholders of record at the close of business on July 18, 1997 are entitled to notice of and to vote at the Annual Meeting. Your attention is directed to the Proxy Statement accompanying this notice for a complete statement regarding matters to be acted upon at the Annual Meeting.

                                          By order of the Board of Directors,

                                          /s/ Frank Madonia
                                          ----------------------------------
                                          Frank Madonia
                                          Secretary

Atlanta, Georgia

August 5, 1997

 WE URGE YOU TO ATTEND THE ANNUAL MEETING. WHETHER OR NOT YOU PLAN TO ATTEND, PLEASE COMPLETE, DATE AND SIGN THE ENCLOSED PROXY CARD AND RETURN IT IN THE ENCLOSED POSTAGE-PAID ENVELOPE. YOU MAY REVOKE THE PROXY AT ANY TIME BEFORE IT IS VOTED.

                            MILLER INDUSTRIES, INC.

                              3220 POINTE PARKWAY
                                   SUITE 100
                            NORCROSS, GEORGIA 30092
                                (770) 446-6778

                              PROXY STATEMENT FOR
                        ANNUAL MEETING OF SHAREHOLDERS

  The accompanying proxy is solicited by the Board of Directors of Miller Industries, Inc. (the "Company") for use at the Annual Meeting of Shareholders to be held at the Hilton Northeast Atlanta, Norcross, Georgia, on Friday, August 29, 1997 at 11:00 a.m. (Eastern Time), and any adjournment thereof, for the purposes set forth in the foregoing Notice of Annual Meeting of Shareholders. This proxy material was first mailed to shareholders on or about August 5, 1997.

  A shareholder who signs and returns a proxy may revoke the same at any time before the authority granted thereby is exercised by attending the Annual Meeting and electing to vote in person, by filing with the Secretary of the Company a written revocation or by duly executing a proxy bearing a later date. Unless revoked, the shares represented by the proxy will be voted at the Annual Meeting. Where a choice is specified on the proxy, the shares represented thereby will be voted in accordance with such specifications. If no specification is made, such shares will be voted FOR the election of the two director nominees, FOR the proposal to amend the Company's Charter to provide for annual election of directors and FOR the ratification of Arthur Andersen, LLP as the independent accountants of the Company.

  The Board of Directors knows of no other matters which are to be brought to a vote at the Annual Meeting. However, if any other matter properly does come before the Annual Meeting, the persons appointed in the proxy or their substitutes will vote in accordance with their best judgment on such matters.

  Only holders of the common stock of the Company, $0.01 par value per share (the "Common Stock"), at the close of business on July 18, 1997 are entitled to vote at the Annual Meeting. On such date, the Company had issued and outstanding 42,897,801 shares of Common Stock. Holders of the Common Stock will be entitled to one vote for each share of Common Stock so held, which may be given in person or by proxy duly authorized in writing.

  The cost of solicitation of proxies will be borne by the Company, including expenses in connection with preparing, assembling and mailing this Proxy Statement. Such solicitation will be made by mail, and also may be made by the Company's executive officers or employees personally or by telephone or telegram. The Company does not anticipate paying any compensation to any other party other than its regular employees for this solicitation of proxies, but may reimburse brokerage firms and others for their reasonable expenses in forwarding solicitation material to beneficial owners.

        SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

  The following table sets forth, as of July 15, 1997, certain information with respect to (a) all shareholders known to be "beneficial owners" (as that term is defined in the rules of the Securities and Exchange Commission) of more than five percent of the Common Stock; and (b) the Common Stock "beneficially owned" (i) by each director or nominee for director, (ii) by the executive officers named in the Summary Compensation Table, and (iii) all executive officers and directors of the Company as a group. Except as otherwise indicated, the shareholders listed in the table have sole voting and investment powers with respect to the Common Stock owned by them.

                                                   AMOUNT AND NATURE
                                                     OF BENEFICIAL   PERCENT OF
NAME AND ADDRESS OF BENEFICIAL OWNER                 OWNERSHIP(1)     CLASS(1)
------------------------------------               ----------------- ----------
William G. Miller(2)..............................     6,412,496(3)     15.0%
Jeffrey I. Badgley................................       205,750(4)        *
Frank Madonia.....................................       191,500(5)        *
J. Vincent Mish...................................       191,500(5)        *
Daniel N. Sebastian...............................       190,200(6)        *
A. Russell Chandler, III..........................       127,500(7)        *
Paul E. Drack.....................................        79,000(8)        *
Stephen A. Furbacher..............................        87,000(8)        *
Richard H. Roberts................................        69,000(9)        *
All Executive Officers and Directors as a Group
 (10 persons).....................................     7,558,446(10)    17.3%

--------
 *  Less than one percent
 1. Except as otherwise indicated, all shares shown in the table above are held with sole voting and investment power. The Percent of Class column represents the percentage that the named person or group would beneficially own if such person or group, and only such person or group, exercised all currently exercisable options and rights to acquire shares of Common Stock held by such person or group.
 2. Mr. Miller's business address is c/o Miller Industries, Inc., 3220 Pointe Parkway, Suite 100, Norcross, Georgia 30092.
 3. Includes 17,655 shares held by the Miller Family Foundation, Inc., a Georgia non-profit corporation of which Mr. Miller is the sole director.
 4. Includes 131,179 shares which are issuable pursuant to options which are exercisable within sixty days of the date set forth above.
 5. Includes 115,429 shares which are issuable pursuant to options which are exercisable within sixty days of the date set forth above.
 6. Includes 114,771 shares which are issuable pursuant to options which are exercisable within sixty days of the date set forth above.
 7. Includes 13,500 shares held in trust for the benefit of Mr. Chandler's children and 78,000 shares which are issuable pursuant to options which are exercisable within sixty days of the date set forth above.
 8. Includes 78,000 shares which are issuable pursuant to options which are exercisable within sixty days of the date set forth above.
 9. Includes 63,000 shares which are issuable pursuant to options which are exercisable within sixty days of the date set forth above.
10. Includes 773,808 shares which are issuable pursuant to options which are exercisable within sixty days of the date set forth above.

                       PROPOSAL 1: ELECTION OF DIRECTORS

  Pursuant to the Company's Charter and Bylaws, the Board has fixed the number of directors at six. Under the terms of the Company's Charter and Bylaws, the members of the Board of Directors are currently divided into three classes (Class I, Class II, and Class III). The Class III directors (which include Mr. Drack and Mr. Furbacher) are standing for reelection at the Annual Meeting and, if reelected, will serve until the annual meeting of shareholders in 2000. The term of the Class I directors (which includes Mr. Miller and Mr. Roberts) expires at the time of the 1998 annual meeting of shareholders, and the term of the Class II directors (which includes Mr. Badgley and Mr. Chandler) expires at the time of the 1999 annual meeting of shareholders. At each succeeding annual meeting of shareholders successors to the class of directors whose term expires at that annual meeting will be elected for a three-year term. The Board has proposed to eliminate the staggered election of directors, and if the proposal is approved by the shareholders at the annual meeting, the directors will no longer be divided into classes and all directors will be elected at each future annual meeting. See "PROPOSAL 2:
Amendment to the Charter." The Board may fill directorships resulting from vacancies or may decrease the number of directors. Executive officers are appointed annually and serve at the discretion of the Board of Directors.

  Unless contrary instructions are received, shares of voting securities of the Company represented by duly executed proxies will be voted in favor of the election of the nominees named below. If for any reason a nominee is unable to serve as a director, it is intended that the proxies solicited hereby will be voted for such substitute nominee as the Board of Directors of the Company may propose. The Board of Directors has no reason to expect that the nominees will be unable to serve and, therefore, at this time it does not have any substitute nominees under consideration.

  The nominees for election shall be elected by a plurality of the votes cast by holders of the shares of Common Stock entitled to vote at the Annual Meeting. Shareholders have no right to vote cumulatively for directors, but rather each shareholder shall have one vote for each director for each share of Common Stock held by such shareholder.

  The following persons are the nominees for election to serve as Class II directors. Both nominees are presently directors of the Company. Certain information relating to the nominees, which has been furnished to the Company by the individuals named, is set forth below.

                         CLASS OF DIRECTOR;
                         ANNUAL MEETING AT
NAME OF DIRECTOR         WHICH TERM EXPIRES             BACKGROUND INFORMATION
----------------         ------------------             ----------------------
Paul E. Drack...........     III; 1997      Mr. Drack, 68, has served as a director of
                                            the Company since April 1994. Mr. Drack is
                                            also a director of Euramax International PLC.
                                            Mr. Drack retired in December 1993 as
                                            President and Chief Operating Officer of AMAX
                                            Inc., positions he held since August 1991.
                                            From 1985 to 1991, Mr. Drack served in
                                            various capacities for operating subsidiaries
                                            of AMAX Inc. including Chairman, President
                                            and Chief Executive Officer of Alumax Inc.
                                            and President of Kawneer Company. He was a
                                            director of AMAX Inc. from 1988 to 1993.
                                            Prior to its acquisition by another entity in
                                            November 1993, AMAX Inc. was a producer of
                                            aluminum and manufactured aluminum products
                                            with interests in domestic energy and gold
                                            production.

                         CLASS OF DIRECTOR;
                         ANNUAL MEETING AT
NAME OF DIRECTOR         WHICH TERM EXPIRES             BACKGROUND INFORMATION
----------------         ------------------             ----------------------
Stephen A. Furbacher....     III; 1997      Mr. Furbacher, 77, has served as a director
                                            of the Company since April 1994 and of Miller
                                            Group, Inc. since January 1993. Since 1986,
                                            Mr. Furbacher has been a business consultant
                                            and has been involved in various corporate
                                            turnarounds and reorganizations. Over the
                                            past 25 years Mr. Furbacher has served on the
                                            boards of various public companies, including
                                            Fleet Financial Group, AMAX Inc., Kennecott
                                            Copper Corporation, Amerace Corporation and
                                            Bostrom Manufacturing Company. He presently
                                            serves on the board of United Film
                                            Incorporated.

  The following four persons currently are members of the Board of Directors and will continue in their present positions after the Annual Meeting. The following persons are not nominees, and shareholders are not being asked to vote for them. Certain information relating to the following persons, which has been furnished to the Company by the individuals named, is set forth below.

                         CLASS OF DIRECTOR;
                         ANNUAL MEETING AT
NAME OF DIRECTOR         WHICH TERM EXPIRES             BACKGROUND INFORMATION
------------------------ ------------------             ----------------------
William G. Miller.......      I; 1998       Mr. Miller, 50, has served as Chairman of the
                                            Board and Chief Executive Officer of the
                                            Company since April 1994 and spends
                                            substantially all of his time on Company
                                            matters. In June 1997, he was named Co-Chief
                                            Executive Officer, a title he shares with the
                                            Company's President, Jeffrey I. Badgley. Mr.
                                            Miller also served as President of the
                                            Company from April 1994 to June 1996. He
                                            served as Chairman of Miller Group, Inc.,
                                            from August 1990 through May 1994, as its
                                            President from August 1990 to March 1993, and
                                            as its Chief Executive Officer from March
                                            1993 until May 1994. Mr. Miller also serves
                                            as Chairman of Flow Measurement, Inc. ("Flow
                                            Measurement"), a maker of industrial flow
                                            meters, and served as its President from
                                            February 1987 until April 1994. Mr. Miller
                                            beneficially owns 80% of the capital stock of
                                            Flow Measurement. Prior to 1987, Mr. Miller
                                            served in various management positions for
                                            Bendix Corporation, Neptune International
                                            Corporation, Wheelabrator-Frye Inc. and The
                                            Signal Companies, Inc.
Richard H. Roberts......      I; 1998       Mr. Roberts, 43, has served as a director of
                                            the Company since April 1994. Mr. Roberts
                                            currently serves as Senior Vice President,
                                            Secretary and General Counsel of Landair
                                            Services, Inc., a position he has held since
                                            August, 1994. Mr. Roberts was partner in the
                                            law firm of Baker, Worthington, Crossley &
                                            Stansberry, counsel to the Company, from
                                            January 1991 to August 1994 and prior thereto
                                            was an associate of the firm. Mr. Roberts has
                                            served as a director of Landair Services,
                                            Inc. since May 1995.

                         CLASS OF DIRECTOR;
                         ANNUAL MEETING AT
NAME OF DIRECTOR         WHICH TERM EXPIRES             BACKGROUND INFORMATION
----------------         ------------------             ----------------------
A. Russell Chandler,          II; 1999      Mr. Chandler, 52, has served as a director of
 III....................                    the Company since April 1994. He serves on
                                            the board of Summit Partners, a venture
                                            capital partnership, and is founder and
                                            Chairman of Whitehall Group Ltd., a private
                                            investment firm based in Atlanta, Georgia.
                                            Mr. Chandler served as the Mayor of the
                                            Olympic Village for the Atlanta Committee for
                                            the Olympic Games from 1990 through August
                                            1996. From 1987 to 1993, he served as
                                            Chairman of United Plastic Films, Inc., a
                                            manufacturer and distributor of plastic bags.
                                            He founded Qualicare, Inc., a hospital
                                            management company, in 1972 and served as
                                            President and Chief Executive Officer until
                                            its sale in 1983. In addition, Mr. Chandler
                                            serves on a number of community advisory
                                            boards, including the Wharton Graduate
                                            Advisory Board and the Georgia Tech
                                            Foundation Board of Trustees.
Jeffrey I. Badgley......      II; 1999      Mr. Badgley, 45, has served as President of
                                            the Company since June 1996 and as a director
                                            since January 1996. In June 1997, he was
                                            named Co-Chief Executive Officer of the
                                            Company, a title he shares with Mr. Miller.
                                            Mr. Badgley served as Chief Operating Officer
                                            from June 1996 to June 1997. In addition, Mr.
                                            Badgley serves as President of Miller
                                            Industries Towing Equipment. Mr. Badgley
                                            served as Vice President--Sales of Miller
                                            Industries Towing Equipment from 1988 to
                                            1996. Mr. Badgley served for over five years
                                            as Vice President--Sales and Marketing of
                                            Challenger Wrecker Corporation ("Challenger
                                            Wrecker"), a position he held from 1982 until
                                            joining Miller Industries Towing Equipment.
                                            He served as Vice-President of the Company
                                            from April 1994 to June 1996.

  The Board of Directors held six meetings during the fiscal year ended April 30, 1997. The Board of Directors has standing Audit, Compensation and Nominating Committees. The Audit Committee is comprised of Messrs. Drack, Furbacher and Roberts. The Audit Committee meets with the Company's independent auditors to review the Company's financial statements and it is the function of this committee to ensure that the Company's financial statements accurately reflect the Company's financial position and results of operations. The Audit Committee held four meetings during fiscal 1997.

  The purpose of the Compensation Committee is to establish, among other things, salaries, bonuses and other compensation for the Company's officers, and to administer the Company's stock option and other employee benefit plans. Messrs. Chandler, Furbacher and Roberts comprise the Compensation Committee, which met six times during fiscal 1997.

  The Nominating Committee is comprised of Messrs. Chandler, Drack and Miller. The Nominating Committee was established to evaluate candidates for service as directors to the Company. The Nominating Committee held one meeting during fiscal 1997. The Nominating Committee will consider candidates recommended by shareholders. Shareholder recommendations must comply with the procedures for nominations set forth in Article I, Section 1.2, of the Company's Bylaws.

  All incumbent directors attended more than 75% of the meetings of the Board of Directors and the respective committees of which they are members.

                            EXECUTIVE COMPENSATION

                          SUMMARY COMPENSATION TABLE

  The following table sets forth certain information for each of the last three fiscal years of the Company concerning compensation paid by the Company and its subsidiaries to the Company's Co-Chief Executive Officers and to each of the Company's other most highly compensated executive officers as of the end of fiscal 1997 who earned in excess of $100,000 in salary and bonus during fiscal 1997 (collectively, the "Named Executive Officers").

                                  ANNUAL COMPENSATION(1)
                                  ----------------------
                                                          LONG TERM
                                                         COMPENSATION
                                                            AWARDS
                                                          SECURITIES      ALL
                                                          UNDERLYING     OTHER
                                    SALARY      BONUS      OPTIONS    COMPENSATION
NAME AND PRINCIPAL POSITION  YEAR     ($)        ($)         (#)          ($)
---------------------------  ---- ----------- ---------- ------------ ------------
William G. Miller........    1997 $   150,000 $   54,167       --           --
 Chairman and Co-Chief
  Executive                  1996     150,000     41,667       --           --
 Officer                     1995     154,000     12,500       --           --
Jeffrey I. Badgley.......    1997     119,167     37,417    90,000      $ 1,266(2)
 President and Co-Chief
  Executive                  1996      98,333     27,083    99,000          626(2)
 Officer                     1995      76,667      6,250   180,000       50,000(3)
Frank Madonia............    1997      99,167     33,750    72,000        1,079(2)
 Vice President, Secre-
  tary and General           1996      83,333     22,083    76,500          533(2)
 Counsel                     1995      80,667      6,250   180,000       50,000(3)
J. Vincent Mish..........    1997      99,167     30,750    72,000          813(2)
 Vice President and Pres-
  ident of                   1996      83,333     20,000    76,500          469(2)
 the Financial Services
  Group                      1995      80,667      6,250   180,000       50,000(3)
Daniel N. Sebastian......    1997      80,000     27,917    45,000          800(2)
 Vice President              1996      71,667     19,583    58,500          425(2)
                             1995      70,000        --    180,000       50,000(3)

--------
(1) Excludes perquisites and other personal benefits aggregating less than $50,000 or 10% of the named executive officer's annual salary and bonus.
(2) Consists of a matching contribution made by the Company to the executive's account in the Company's 401(k) Plan.
(3) Consists of the one time payment made to the listed officers in August 1994 as part of the settlement of certain equity participation plans which were terminated in connection with a reorganization in April 1994.

                      OPTIONS GRANTED IN LAST FISCAL YEAR

  The following table summarizes certain information regarding stock options issued to the Named Executive Officers during fiscal 1997 under the Company's Stock Option and Incentive Plan. No stock appreciation rights ("SARs") have been granted by the Company. In addition, the hypothetical gains or "option spreads" that would exist for the respective options, based on assumed rates of annual compound stock appreciation of 5% and 10% from the date the options were granted over the full option term, are also reflected:

                       OPTION GRANTS IN LAST FISCAL YEAR

                                                        INDIVIDUAL GRANTS
                         -------------------------------------------------------------------------------
                                                                                  POTENTIAL REALIZABLE
                                                                                    VALUE AT ASSUMED
                                                                                  ANNUAL RATES OF STOCK
                                                                                 PRICE APPRECIATION FOR
                                                                                     OPTION TERM(2)
                                                                                 -----------------------
                             NUMBER OF      PERCENT OF TOTAL EXERCISE
                             SECURITIES     OPTIONS GRANTED  OR BASE
                         UNDERLYING OPTIONS TO EMPLOYEES IN   PRICE   EXPIRATION
NAME                         GRANTED(1)       FISCAL YEAR     ($/SH)     DATE      5%($)       10%($)
----                     ------------------ ---------------- -------- ---------- ---------- ------------
William G. Miller.......          -0-              -0-       $     0       --           --           --
Jeffrey I. Badgley......       75,000             5.22%      $ 9.542   6/28/06   $  450,068 $  1,140,562
                               15,000             1.04%      $16.167   11/6/06   $  152,510 $    386,491
Frank Madonia...........       57,000             3.97%      $ 9.542   6/28/06   $  342,052 $    866,827
                               15,000             1.04%      $16.167   11/6/06   $  152,510 $    386,491
J. Vincent Mish.........       57,000             3.97%      $ 9.542   6/28/06   $  342,052 $    866,827
                               15,000             1.04%      $16.167   11/6/06   $  152,510 $    386,491
Daniel N. Sebastian.....       45,000             3.13%      $ 9.542   6/28/06   $  270,041 $    684,337

--------
(1) All options were granted pursuant to the Stock Option and Incentive Plan, have a term of ten years, and vest in one-fourth increments annually from the date of grant.
(2) These amounts represent assumed rates of appreciation only. Actual gains, if any, on stock option exercises and holdings of Common Stock are dependent upon the future performance of the shares and overall market conditions. There can be no assurance that the amounts reflected in this table will be achieved.

     OPTIONS EXERCISED IN LAST FISCAL YEAR, FISCAL YEAR END OPTION VALUES

  The following table summarizes certain information regarding option exercise during the fiscal year ended April 30, 1997 and year end option values of the Named Executive Officers.

                                                  NUMBER OF SECURITIES      VALUE OF UNEXERCISED
                                                 UNDERLYING UNEXERCISED         IN-THE-MONEY
                                                OPTIONS AT APRIL 30, 1997        OPTIONS AT
                                                     (NO. OF SHARES)          APRIL 30, 1997(1)
                                                ------------------------- -------------------------
                           SHARES
                         ACQUIRED ON   VALUE
                          EXERCISE    REALIZED
NAME                         (#)        ($)     EXERCISABLE UNEXERCISABLE EXERCISABLE UNEXERCISABLE
----                     ----------- ---------- ----------- ------------- ----------- -------------
William G. Miller.......        0             0        0             0            0             0
Jeffrey I. Badgley......   70,071    $1,109,714   44,679       254,250     $390,588    $1,635,032
Frank Madonia...........   70,071    $1,109,714   39,054       219,375     $345,037    $1,456,384
J. Vincent Mish.........   70,071    $1,109,714   39,054       219,375     $345,037    $1,456,384
Daniel N. Sebastian.....   60,729    $  654,859   43,896       178,875     $397,737    $1,319,065

--------
(1) Reflects the market value of the underlying securities at the closing price on the New York Stock Exchange on April 30, 1997 ($11.875), less the exercise price.

   EMPLOYMENT CONTRACTS, TERMINATION OF EMPLOYMENT, SEVERANCE AND CHANGE-IN-
                             CONTROL ARRANGEMENTS

  Miller Industries Towing Equipment entered into an employment agreement with Mr. Badgley in 1993 which provides for a base salary of a minimum of $70,000. Mr. Badgley also receives certain insurance and other benefits as are generally provided by the Company to its employees. Mr. Badgley's employment agreement is for a term of 10 years and requires Mr. Badgley to meet certain concurrent employment conditions with Miller Industries Towing Equipment or its affiliates. Employment may be terminated prior to that time for "cause," as defined in the employment agreement. The employment agreement may also be terminated at the option of Miller Industries Towing Equipment in the event net sales of products do not equal or exceed $35 million for any rolling twelve month period and continuing through the term of the agreement. The agreement also provides for non-competition by Mr. Badgley for a period ending three years from termination or expiration of the agreement, unless such a period is extended by agreement. In consideration of the non-competition agreement, Miller Industries Towing Equipment will pay one-half of Mr. Badgley's base salary for such period.

  In July 1995, the Company approved employment agreements with Messrs. Madonia and Mish. Each of the agreements provides for a base salary of $80,000 and provides for such additional benefits as are generally available to the executive officers of the Company. Each of these employment agreements is for a period of two years and may be terminated by the Company for "cause," as defined therein. In addition, each agreement provides for non-competition by the employees for a period ending two years from expiration of the term of the agreement or following voluntary termination by the employee or termination for cause by the Company. In consideration of the non-competition provision, the Company will pay one-half of such employee's base salary for such period.

  The Company and Mr. Miller agreed to the terms of a three year evergreen employment agreement in July 1997, which provides for salary and benefits to Mr. Miller commensurate with those received by the Co-Chief Executive Officer.


  Each of the remaining executive officers has entered into non-competition agreements which generally limit the ability to be employed by a competitor of the Company, or otherwise compete with the Company, for three years from the date of expiration or termination of employment. The non-competition agreements also contain confidentiality and non-disclosure provisions respecting disclosure of confidential information of the Company.

                           COMPENSATION OF DIRECTORS

  The members of the Board of Directors who are employees of the Company do not receive additional compensation for Board or committee service. Upon initial election to the Board, each director is granted an option to purchase 10,000 shares of Common Stock as of the date of becoming a director. In addition, on the first business day following each annual meeting of shareholders, each non-employee director receives an option to purchase 2,000 shares, plus up to 2,000 additional shares based upon the earnings of the Company.

          COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

  During Fiscal 1997, the Compensation Committee was comprised of Messrs. Chandler, Furbacher and Roberts, all of whom are non-employee directors.

            COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

  The Company's general compensation policies on executive officer compensation are administered by the Compensation Committee (the "Committee") of the Board of Directors; however, the Committee submits its determinations to the full Board for its comments and concurrence. All members of the Committee are non-employee directors. It is the responsibility of the Committee to determine whether the executive compensation policies are reasonable and appropriate, meet their stated objectives and effectively serve the best interests of the Company and its shareholders.

  The three components of executive officer compensation are base salary, annual bonus awards and stock option grants, except for the Chief Executive Officer in fiscal 1997 whose compensation includes only base salary and annual bonus awards. In addition to the Committee's determinations on base salary and bonus award, the Committee administers the Company's stock option plan and recommends to the Board of Directors the options to be granted to executive officers.

  The Company believes that its executive compensation policy should be reviewed annually and should be reviewed in light of the Company's financial performance, its annual budget, its position within its industry sector and the compensation policies of similar companies in its business sector. The Committee believes that in addition to corporate performance, it is appropriate to consider in setting and reviewing executive compensation the level of experience and the responsibilities of each executive as well as the personal contributions a particular individual may make to the success of the corporate enterprise. Such qualitative factors as leadership skills, analytical skills, organization development, public affairs and civic involvement are deemed to be important qualitative factors to take into account in considering levels of compensation. No relative weight is assigned to these qualitative factors, which are applied subjectively by the Committee.

  The Company uses grants of options to better align the interests of the Company's officers and employees with the long-term interests of the Company and its shareholders. All options for the purchase of 500 or more shares vest in four equal annual installments, and all options for the purchase of fewer than 500 shares vest in two equal annual installments. All options are exercisable until the tenth anniversary of the grant date unless otherwise earlier terminated pursuant to the terms of the individual option agreement. During the 1997 fiscal year, the Company granted an aggregate of 1,436,250 options to employees and executive officers under the Company's 1994 Stock Option and Incentive Plan (the "1994 Plan"). The named executive officers received options for the purchase of an aggregate of 279,000 shares, or 19.4% of the total shares subject to option grants granted in fiscal 1997 under the 1994 Plan. The Committee strongly believes it is important for the non-executive officer employees of the company to have a long-term equity interest in the Company.

  During fiscal 1997, the Committee reviewed the salaries of all executive officers and the established levels of participation of those officers in the Company's Cash Bonus Plan and the 1994 Plan. In its review, the Committee discussed the performance of the executive officers with the Chief Executive Officer and further considered the compensation packages, employment agreements (as applicable) and existing stock options (as applicable) of each officer and of the Chief Executive Officer. The Committee's review of executive officer compensation included consideration of individual performance and contribution to the Company, a comparison to compensation paid to executive officers in companies of similar size in related industries, the financial performance of the Company, and other factors the Committee believed were relevant in making its determination. Based on its review, the Committee determined not to grant any additional options or otherwise adjust compensation for any of the Executive Officers as had been previously established by the Board of Directors.

  Each of Messrs. Badgley, Madonia and Mish is a party to an employment agreement with the Company or a subsidiary of the Company. The agreement of Badgley was entered into on October 14, 1993 and the agreements of Messrs. Madonia and Mish were approved in July, 1995. Mr. Miller, the Company's Chief Executive Officer, was not employed under an employment agreement during fiscal 1997. Mr. Miller's compensation for fiscal 1997 was established by the Board of Directors, and he received no options for the purchase of shares of Common Stock. Mr. Miller is a holder of approximately 15% of the outstanding Common Stock.

  Section 162(m) of the Internal Revenue Code was enacted as part of the 1993 Omnibus Budget Reconciliation Act ("OBRA") and generally disallows a corporate deduction for compensation over $1,000,000 paid to the Company's Chief Executive Officer or any other of the four highest compensated officers. The Committee continues to analyze the potential impact of this limitation. Under the regulations and the transition rules, executive compensation pursuant to the 1994 Plan should be qualifying "performance based" compensation and therefore be excluded from the $1,000,000 limit. Other forms of compensation provided by the Company, however, including base salary and amounts awarded under the Cash Bonus Plan, are not excluded from the limit. The Committee currently anticipates that substantially all compensation to be paid in future years will be deductible under Section 162(m) because of the spread between present levels of executive officer compensation and the limit under the regulation. In any event, the Committee believes that performance based compensation is desirable and can be structured to qualify as performance based compensation under Section 162(m).

                                          A. Russell Chandler, III
                                          Stephen A. Furbacher
                                          Richard H. Roberts

                               PERFORMANCE GRAPH

  The following line graph compares the percentage change in the cumulative shareholder return of the Common Stock with The New York Stock Exchange Composite Index and the Standard & Poor's Heavy Trucks and Parts Index over the period of time from August 2, 1994 (the initial trading date of the Common Stock) through April 30, 1997. The Common Stock was quoted on the Nasdaq Stock Market's National Market until December 19, 1995, and since that date has traded on the New York Stock Exchange. The respective returns assume reinvestment of dividends paid.

                     COMPARISON OF CUMULATIVE TOTAL RETURNS



                                      LOGO

                                                  8/2/94 4/28/95 4/30/96 4/30/97
                                                  ------ ------- ------- -------
Miller Industries, Inc...........................  100     161     372     475
NYSE Composite Index.............................  100     109     138     164
S&P Heavy Duty Trucks & Parts....................  100     105     121     154

                CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

  During the fiscal year 1997, the Company leased an airplane from Flow Measurement, Inc. Aggregate payments made during fiscal 1997 were $33,730. William G. Miller, Chairman and Co-Chief Executive Officer of the Company, owns 80% of the outstanding stock of Flow Measurement, Inc. The Company believes the rates charged for lease of the airplane were below rates the Company could otherwise obtain from an independent third party.

                     PROPOSAL 2: AMENDMENT TO THE CHARTER

  The Board of Directors has approved unanimously an amendment to the Company's Charter (the "Charter") to provide for the annual election of all directors (the "Amendment"). If the Amendment is approved by the shareholders, the Amendment will be reflected in the Charter, and will take affect when directors are elected at the Annual Meeting in 1998. The Company believes that its officers and directors will vote shares of Common Stock owned by each of them in favor of the Amendment, but no assurances can be given in this regard. Shareholders are urged to read carefully the following description of the proposed Amendment, which describes the purposes and effects of such Amendment.

  The Charter currently provides that the Board of Directors be elected on a staggered basis. Under the terms of the Company's Bylaws and Charter, the members of the Board of Directors are divided into three classes (Class I, Class II, and Class III). The terms of each class of directors expire during different years. At each succeeding annual meeting of shareholders, successors to the class of directors whose term expires at that annual meeting are elected for a three-year term, so that, generally, only one-third of the total number of directors stand for election at the same time.

  If the Amendment is approved, the terms of all directors will expire annually and at each annual meeting all directors will stand for election for one-year terms. The Board believes that electing all of the directors annually, rather than in staggered terms, is generally a more desirable structure for the Board of Directors of a public company. Additionally, the Company understands that certain institutional investors view a staggered board as a mechanism which can tend to lead to the entrenchment of management. The Amendment is not being proposed in response to any specific takeover effort of which the Board is aware. The Board believes, however, that it is desirable for the shareholders to approve the Amendment at this time to provide the Company with the most flexible method for electing directors.

  The affirmative vote of the holders of a majority of the outstanding shares of Common Stock is required for the adoption of the proposed Amendment. THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" AMENDMENT OF THE COMPANY'S CHARTER TO PROVIDE FOR ANNUAL ELECTION OF ALL DIRECTORS.

            PROPOSAL 3: RATIFICATION OF APPOINTMENT OF ACCOUNTANTS

  Upon recommendation of the Audit Committee, the Board of Directors has appointed Arthur Andersen, LLP, independent public accountants, to audit the accounts of the Company for fiscal 1998. Arthur Andersen, LLP audited the accounts of the Company for fiscal 1997 and has served as independent public accountants to the Company since its inception. While ratification by the shareholders of this appointment is not required by law or the Company's Charter or Bylaws, management of the Company believes that such ratification is desirable. A representative of Arthur Andersen, LLP, is expected to be present at the Annual Meeting, will have an opportunity to make a statement if he or she so desires, and is expected to be available to respond to appropriate questions. THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" RATIFICATION OF ARTHUR ANDERSEN, LLP AS INDEPENDENT PUBLIC ACCOUNTANTS TO THE COMPANY.

                     COMPLIANCE WITH SECTION 16(A) OF THE
                        SECURITIES EXCHANGE ACT OF 1934

  Section 16(a) of the Securities Exchange Act of 1934 and the disclosure requirements of Item 405 of Regulation S-K require the directors and executive officers of the accompany, and any persons holding more than 10% of any class of equity securities of the Company, to report their ownership of such equity securities and any subsequent changes in that ownership to the Securities and Exchange Commission, The New York Stock Exchange and the Company. Based solely on a review of the written statements and copies of such reports furnished to the Company by its executive officers and directors, the Company believes that during fiscal 1997 all Section 16(a) filing requirements applicable to its executive officers, directors and stockholders were timely satisfied.

  DEADLINE FOR SUBMISSION TO SHAREHOLDERS OF PROPOSALS TO BE PRESENTED AT THE
                      1998 ANNUAL MEETING OF SHAREHOLDERS

  Any proposal intended to be presented for action at the 1998 Annual Meeting of Shareholders by any shareholder of the Company must be received by the Secretary of the Company not later than April 7, 1998 in order for such proposal to be considered for inclusion in the Company's Proxy Statement and proxy relating to its 1998 Annual Meeting of Shareholders. Nothing in this paragraph shall be deemed to require the Company to include any shareholder proposal which does not meet all the requirements for such inclusion established by the Securities and Exchange Commission at the time in effect.

                           METHOD OF COUNTING VOTES

  Unless a contrary choice is indicated, all duly executed proxies will be voted in accordance with the instructions set forth on the back side of the proxy card. Abstentions and "non-votes" will be counted for the purposes of determining a quorum. Abstentions and non-votes are treated as votes against the proposals presented to the shareholders other than the election of directors. Because directors are elected by a plurality of the votes cast, abstentions are not considered in the election. A "non-vote" occurs when a nominee holding shares for a beneficial owner votes on one proposal, but does not vote on another proposal because the nominee does not have discretionary voting power and has not received instructions from the beneficial owner.

                                 MISCELLANEOUS

  It is important that proxies be returned promptly to avoid unnecessary expense. Therefore, shareholders who do not expect to attend in person are urged, regardless of the number of shares of stock owned, to date, sign and return the enclosed proxies promptly.

  A COPY OF THE COMPANY'S ANNUAL REPORT ON FORM 10-K FOR THE FISCAL YEAR ENDED APRIL 30, 1997 IS INCLUDED WITHIN THE ANNUAL REPORT PROVIDED WITH THIS PROXY STATEMENT. COPIES OF EXHIBITS FILED WITH THE FORM 10-K ARE AVAILABLE UPON WRITTEN REQUEST AND PAYMENT OF CHARGES APPROXIMATING THE COMPANY'S COST. REQUESTS SHOULD BE MADE IN WRITING TO FRANK MADONIA, VICE PRESIDENT, SECRETARY AND GENERAL COUNSEL, MILLER INDUSTRIES, INC., 3220 POINTE PARKWAY, SUITE 100, NORCROSS, GEORGIA 30092.

                            MILLER INDUSTRIES, INC.
  THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS FOR THE ANNUAL MEETING OF
               SHAREHOLDERS TO BE HELD ON FRIDAY, AUGUST 29, 1997
                                     PROXY
  The undersigned shareholder of Miller Industries, Inc. hereby constitutes and appoints William G. Miller and Frank Madonia, or either of them, the true and lawful attorneys and proxies of the undersigned with full power of substitution and appointment, for and in the name, place and stead of the undersigned, to vote all of the undersigned's shares of Common Stock of Miller Industries, Inc., at the Annual Meeting of the Shareholders to be held in Atlanta, Georgia on Friday, the 29th day of August, 1997, at 11:00 a.m., and at any and all adjournments thereof as follows:
(1) [_] FOR all of the following Class III nominees (except as marked to the contrary below): NOMINEES: Paul E. Drack and Stephen A. Furbacher.
    [_] WITHHOLD AUTHORITY to vote for all nominees listed. (Instruction: To withhold authority to vote for any individual nominee, write that nominee's name in the space provided below.)

    --------------------------------------------------------------------

(2) For the approval of the proposal to amend the Charter to provide for the annual election of all directors, commencing with the Annual Meeting in 1998.
                     [_] For    [_] Against    [_] Abstain
(3)For the approval of the proposal to ratify the appointment of Arthur Andersen, LLP as the independent accountants of the Company.
                     [_] For    [_] Against    [_] Abstain
(4) For the transaction of such other business as may lawfully come before the meeting, hereby revoking any proxies as to said shares heretofore given by the undersigned and ratifying and confirming all that said attorneys and proxies may lawfully do by virtue hereof.
  THE BOARD OF DIRECTORS FAVORS A VOTE "FOR" EACH OF THE NOMINEES AND PROPOSALS LISTED ABOVE AND UNLESS INSTRUCTIONS TO THE CONTRARY ARE INDICATED IN THE SPACE PROVIDED, THE PROXY WILL BE SO VOTED.

  It is understood that this proxy confers discretionary authority in respect to matters not known or determined at the time of the mailing of the notice of the meeting to the undersigned.

  The undersigned hereby acknowledges receipt of the Notice of Annual Meeting of Shareholders dated August 5, 1997 and the Proxy Statement furnished therewith.

                                       Dated and signed        , 1997

                                       ________________________________________

                                       ________________________________________
                                       (Signature should agree with the
                                       name(s) hereon. Executors,
                                       administrators, trustees, guardians and
                                       attorneys should so indicate when
                                       signing. For joint accounts each owner
                                       should sign. Corporations should sign
                                       their full corporate name by a duly
                                       authorized officer.)

  THIS PROXY IS REVOCABLE AT OR AT ANY TIME PRIOR TO THE MEETING. PLEASE SIGN AND RETURN THIS PROXY TO SUNTRUST BANK, ATLANTA, ATTN: CORPORATE TRUST DEPARTMENT, P.O. BOX 4625, ATLANTA, GEORGIA 30302, IN THE ACCOMPANYING PREPAID ENVELOPE.